EXHIBIT 99.1

Contact	Marcel Goldstein	FINAL
	Corporate Media Relations	Moved on Business Wire
	CSC	January 30, 2014
703.641.3271
mgoldstein@csc.com

Steve Virostek
Investor Relations
703.641.3000
investorrelations@csc.com

CSC Delivers Continued Earnings, Margin and Cash Flow Growth
Diluted EPS from Continuing Operations of $0.98, up 38% YoY
Income from Continuing Operations of $151 Million, up 32% YoY
Operating Income of $316 Million, up 22% YoY
Operating Income Margin of 9.8% Improved from 7.4% YoY
Free Cash Flow of $324 Million, up 32% YoY
Raising FY 2014 Target Range for EPS from Continuing Operations to $3.80 to $3.90

FALLS CHURCH, Va., January 30 - CSC (NYSE: CSC) today reported diluted earnings per share of $0.98 from continuing operations for the third quarter of fiscal 2014, a 38% increase from $0.71 diluted earnings per share in the third quarter of 2013. Total revenue was $3.23 billion, a decline of 7% in constant currency on a comparable basis. Commercial revenue was down 3% and North American Public Sector (NPS) revenue was down 14%.

“We are pleased with our financial results and continued progress on cost takeout which is driving strong year-over-year margin expansion, earnings and free cash flow growth.” said Mike Lawrie, president and CEO. “We have assembled key building blocks to deliver next generation IT services. We acquired ServiceMesh, a leading cloud management platform enabling multi-vendor hybrid clouds including integrations with existing partners such as VMware and Microsoft. We have a strategic partnership with HCL to create a world-class applications modernization delivery network. And today we are announcing a definitive agreement with Amazon Web Services to establish, using Amazon services, a Cloud Center of Excellence designed to accelerate the development of cloud solutions for enterprise and public sector customers. Our commercial business delivered strong bookings growth and sequential revenue growth of 6% in Global Business Services and 3% in Global Infrastructure Services. ”

Financial Highlights

•	EPS from continuing operations of $0.98 for the third quarter, up $0.27 from the third quarter of fiscal 2013.

•	Income from continuing operations was $151 million for the third quarter, an increase of $37 million from the prior year.

•
Operating income was $316 million, an increase of $56 million when compared with the prior year. Operating income margin was 9.8% for the quarter, an increase when compared with 7.4% in the prior year.

•	Earnings before interest and taxes (EBIT) was $255 million, an increase of $58 million when compared with the third quarter of fiscal 2013. EBIT margin of 7.9% improved from 5.6% in the prior year.

•	Operating cash flow of $529 million in the quarter compares with $413 million in the prior year.

EXHIBIT 99.1

•	Free cash flow of $324 million compares with $245 million in the year-ago period.

•	Ending cash and cash equivalents were $2.28 billion as of December 27, 2013, an increase of $86 million over the prior year.

•	New business awards were $3.3 billion in the quarter, up 14% when compared with the year-ago period.

Global Business Services (GBS)

GBS offerings include consulting, industry software and solutions, business process services, and applications. Revenue was $1.11 billion for the quarter which compares with revenue of $1.22 billion in the year ago quarter. Excluding $61 million from a divested IT staffing business in the year-ago period, GBS revenue decreased by 4% in constant currency, primarily due to the repositioning of the company’s consulting practice to a partner-led model with higher value, industry-specific offerings. On a sequential basis, revenue increased by 6% on the strength of applications, business process services (BPS) and big data. Operating margin excluding restructuring increased to 12.7% from 9.2% in the prior year, primarily due to the company’s cost takeout efforts. New business awards for GBS were $2.0 billion in the quarter.

Global Infrastructure Services (GIS)

GIS provides managed and virtual desktop solutions, unified communications and collaboration services, data center management, as well as CSC's next generation Cloud offerings including Infrastructure as a Service (IaaS), private Cloud solutions, the ServiceMesh Agility Platform, CloudMail and Storage as a Service (SaaS).

GIS revenue was $1.15 billion in the quarter, a 3% decrease in constant currency from $1.19 billion in the prior year. Commercial cloud revenue growth of 32% and commercial cyber revenue growth of 143% are being offset by contract conclusions and modifications. On a sequential basis, GIS revenue increased by 3%. Operating margin excluding restructuring increased to 7.5% from 5.3% in the prior year as the business benefitted from cost takeout initiatives and better contract performance. GIS delivered new business awards of $700 million in the quarter.

North American Public Sector (NPS)

NPS provides mission-specific IT services, infrastructure and business services primarily to the U.S. federal government. NPS revenue was $990 million in the quarter, a decline of 14% as compared to $1.16 billion in the third quarter of fiscal 2013. NPS continued to be impacted by Federal budget uncertainties and delays in new contract awards and the recent government shutdown. Operating margin was 11.7% versus 11.3% in the prior year and reflects the benefit of cost takeout actions. New business awards for NPS were $600 million in the quarter.

Returning Capital to Shareholders

During the third quarter, CSC returned $154 million to shareholders consisting of $29 million in common stock dividends and $125 million of share repurchases. CSC repurchased 2.4 million shares at an average price of $51.96 per share during the quarter. CSC had 145,895,634 basic shares outstanding on December 27, 2013.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 5 p.m. Eastern Standard Time today. The dial-in number for domestic callers is 888-539-3686. Callers who reside outside of the United States or Canada should dial 719-325-2445. The passcode for all participants is 1523719. The webcast audio and any presentation slides will be available on CSC’s Investor Relations site.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until February 6, 2014. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the United States and Canada. The replay passcode is also 1523719.

EXHIBIT 99.1

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management’s use of non-GAAP measures, is included below.

About CSC

CSC is a global leader in next-generation IT services and solutions. The company's mission is to enable superior returns on clients' technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 80,000 employees and reported revenue of $13.2 billion for the 12 months ended December 27, 2013.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 29, 2013 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

EXHIBIT 99.1

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	December 27, 2013	December 28, 2012	% Change	% Change in Constant Currency
Global Business Services	$1,109	$1,220	(9.1)%	(9.2)%
Global Infrastructure Services	1,154	1,191	(3.1)%	(2.5)%
North American Public Sector	990	1,157	(14.4)%	(14.4)%
Corporate & Eliminations	(25)	(32)	—	—
Total Revenues	$3,228	$3,536	(8.7)%	(8.5)%

	Nine Months Ended
(Amounts in millions)	December 27, 2013	December 28, 2012	% Change	% Change at Constant Currency
Global Business Services	$3,233	$3,693	(12.5)%	(12.2)%
Global Infrastructure Services	3,425	3,557	(3.7)%	(3.0)%
North American Public Sector	3,095	3,530	(12.3)%	(12.3)%
Corporate and Eliminations	(84)	(88)	—	—
Total Revenues	$9,669	$10,692	(9.6)%	(9.2)%

Operating Income and Operating Margins by Segment
	Quarter Ended
	December 27, 2013		December 28, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Services	$134	12.1%	$101	8.3%
Global Infrastructure Services	82	7.1%	58	4.9%
North American Public Sector	116	11.7%	131	11.3%
Corporate & Eliminations	(16)	—	(30)	—
Total Operating Income	$316	9.8%	$260	7.4%

Operating Income and Operating Margins by Segment
	Nine Months Ended
	December 27, 2013		December 28, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Services	$354	10.9%	$253	6.9%
Global Infrastructure Services	262	7.6%	116	3.3%
North American Public Sector	394	12.7%	367	10.4%
Corporate & Eliminations	(47)	—	(63)	—
Total Operating Income	$963	10.0%	$673	6.3%

EXHIBIT 99.1

Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Nine Months Ended
(Amounts in millions, except per-share amounts)	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012

Revenues	$3,228	$3,536	$9,669	$10,692

Costs of services (excludes depreciation and amortization and restructuring costs ($4 and $18 for the third quarter of fiscal 2014 and 2013, respectively, and $28 and $101 for the first nine months of fiscal 2014 and 2013, respectively))	2,362	2,767	7,156	8,447
Selling, general and administrative (excludes restructuring costs ($7 and $8 for the third quarter of fiscal 2014 and 2013, respectively, and $5 and $10 for the first nine months of fiscal 2014 and 2013, respectively))	354	271	962	846
Depreciation and amortization	251	268	753	801
Restructuring costs	11	26	33	111
Interest expense	38	57	112	147
Interest income	(4)	(4)	(11)	(14)
Other (income) expense, net	(5)	7	16	8
Total costs and expenses	3,007	3,392	9,021	10,346

Income from continuing operations before taxes	221	144	648	346
Taxes on income	70	30	206	95
Income from continuing operations	151	114	442	251
(Loss) income from discontinued operations, net of taxes	(5)	399	72	442
Net income	146	513	514	693
Less: net income attributable to noncontrolling interest, net of tax	5	3	14	13
Net income attributable to CSC common stockholders	$141	$510	$500	$680

Earnings per common share
Basic:
Continuing operations	$0.99	$0.72	$2.88	$1.53
Discontinued operations	(0.03)	2.57	0.49	2.85
	$0.96	$3.29	$3.37	$4.38
Diluted:
Continuing operations	$0.98	$0.71	$2.83	$1.52
Discontinued operations	(0.04)	2.56	0.48	2.84
	$0.94	$3.27	$3.31	$4.36

Cash dividend per common share	$0.20	$0.20	0.60	0.60

Weighted average common shares outstanding for:
Basic EPS	146.735	155.039	148.212	155.209
Diluted	149.362	156.084	151.124	155.848

EXHIBIT 99.1

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	December 27, 2013	March 29, 2013

Assets
Cash and cash equivalents	$2,284	$2,054
Receivables, net	2,735	3,199
Prepaid expenses and other current assets	389	420
Total current assets	5,408	5,673

Property and equipment, net	2,029	2,184
Software, net	610	611
Outsourcing contract costs, net	454	505
Goodwill	1,688	1,516
Other assets	1,037	762
Total Assets	$11,226	$11,251

Liabilities
Short-term debt and current maturities of long-term debt	$637	$234
Accounts payable	304	373
Accrued payroll and related costs	578	653
Accrued expenses and other current liabilities	1,250	1,425
Deferred revenue and advance contract payments	597	630
Income taxes payable and deferred income taxes	16	34
Total current liabilities	3,382	3,349

Long-term debt, net of current maturities	2,184	2,498
Income tax liabilities and deferred income taxes	507	501
Other long-term liabilities	1,428	1,743

Total Equity	3,725	3,160

Total Liabilities and Equity	$11,226	$11,251

Debt as a percentage of total capitalization	43.1%	46.4%

EXHIBIT 99.1

Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Nine Months Ended
(Amounts in millions)	December 27, 2013	December 28, 2012
Cash flows from operating activities:
Net income	$514	$693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	753	801
Stock-based compensation	53	36
Gain on dispositions	(83)	(689)
Excess tax benefit from stock based compensation	(5)	(1)
Unrealized foreign currency exchange gain	(19)	(72)
Other non cash charges, net	35	47
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in assets	122	131
(Decrease) increase in liabilities	(358)	132
Net cash provided by operating activities	1,012	1,078

Cash flows from investing activities:
Purchases of property and equipment	(287)	(310)
Payments for outsourcing contract costs	(55)	(90)
Payments for acquisitions, net of cash acquired	(190)	(34)
Proceeds from business dispositions	245	958
Software purchased and developed	(142)	(121)
Other investing activities, net	52	71
Net cash (used in) provided by investing activities	(377)	474

Cash flows from financing activities:
Borrowings under lines of credit and short-term debt	408	128
Repayment of borrowings under lines of credit	—	(156)
Borrowings on long-term debt, net of discount	—	949
Principal payments on long-term debt	(424)	(1,172)
Proceeds from stock options and other common stock transactions	112	4
Excess tax benefit from stock-based compensation	5	1
Repurchase of common stock and acquisition of treasury stock	(376)	(59)
Dividend payments	(89)	(93)
Other financing activities, net	(29)	(35)
Net cash used in financing activities	(393)	(433)
Effect of exchange rate changes on cash and cash equivalents	(12)	(14)
Net increase in cash and cash equivalents	230	1,105
Cash and cash equivalents at beginning of year	2,054	1,093
Cash and cash equivalents at end of period	$2,284	$2,198

EXHIBIT 99.1

Non-GAAP Financial Measures

The following tables reconcile non-GAAP financial measures of operating income, earnings before interest and taxes (EBIT) and free cash flow, to the respective most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income from continuing operations, before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

Operating Income
(preliminary and unaudited)

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment selling, general and administrative (SG&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income from continuing operations, before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations, before taxes is as follows:

	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
Operating income	$316	$260	$963	$673
Corporate G&A	(66)	(56)	(198)	(186)
Interest expense	(38)	(57)	(112)	(147)
Interest income	4	4	11	14
Other income (expense), net	5	(7)	(16)	(8)
Income from continuing operations before taxes	$221	$144	$648	$346

Operating margin	9.8%	7.4%	10.0%	6.3%
Pre-tax margin	6.8%	4.1%	6.7%	3.2%

Earnings Before Interest and Taxes
(preliminary and unaudited)

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. Reconciliation of EBIT to income from continuing operations is as follows:

	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
Earnings before interest and taxes	$255	$197	$749	$479
Interest expense	(38)	(57)	(112)	(147)
Interest income	4	4	11	14
Income taxes	(70)	(30)	(206)	(95)
Income from continuing operations	$151	$114	$442	$251

EBIT margin	7.9%	5.6%	7.7%	4.5%

EXHIBIT 99.1

Free Cash Flow
(preliminary and unaudited)

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by operating activities is as follows:

	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
Net cash provided by operating activities	$529	$413	$1,012	$1,078
Net cash (used in) provided by investing activities	(301)	840	(377)	474
Acquisitions, net of cash acquired	163	—	190	34
Business dispositions	(13)	(956)	(245)	(958)
Short-term investments	—	—	(5)	—
Payments on capital leases and other long-term asset financings	(54)	(52)	(174)	(171)
Free cash flow	$324	$245	$401	$457